UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 15, 2004

SI International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-50080	52-2127278
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12012 Sunset Hills Road 8th Floor Reston, Virginia		20190
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, including Area Code:   (703) 234-7000

(Former Name or Former Address, if Changed Since Last Report)

Item 5.                    Other Events and Required FD Disclosure

On January 14, 2004, SI International, Inc. (the “Company”) was informed by Air Force Space Command (the “Government”) that the Government is delaying the award decision for the procurement of Command, Control, Communications, Computers, Intelligence, Information Technology, Surveillance and Reconnaissance (C4I2TSR) services under Solicitation No. F05604-03-R0002 as a result of recent Federal procurement legislation.  The C4I2TSR solicitation was released in August 2003 and indicated a contract term, including option periods, of nine and one-half years.  On January 14, 2004, the Government informed the Company that the C4I2TSR procurement award was being delayed based upon the recently enacted provisions of the National Defense Authorization Act for Fiscal Year 2004, Pub. L. No. 108-136, which amended 10 U.S.C. § 2304a.  The Company has been informed that the Department of Defense currently interprets this legislation to restrict the term of task or delivery order contracts to not more than five years.  The Company is the incumbent on the predecessor contract.

The above-referenced statements may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.  Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  These forward-looking statements involve a number of risks and uncertainties, which are described in SI International, Inc.’s filings with the Securities and Exchange Commission.  These risks and uncertainties include: differences between authorized amounts and amounts received by SI International, Inc. under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets.  SI International, Inc.’s ability to attract and retain qualified personnel; and the important factors discussed in the Risk Factors section of the annual report on Form 10-K/A filed by SI International, Inc. with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov.  The actual results may differ materially from any forward-looking statements due to such risks and uncertainties.  SI International, Inc. undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SI International, Inc.

	By:	/s/ James E. Daniel, III
James E. Daniel, III
Vice President, General Counsel
and Secretary

Dated:	January 15, 2004